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                                                                    EXHIBIT 99.1

                       [CENTRAL GARDEN & PET LETTERHEAD APPEARS HERE]


FOR IMMEDIATE RELEASE
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                                        Contacts:   Gregory Reams
                                                    Central Garden & Pet
                                                    (510) 283-4573

                                                    Paul Verbinnen/Debbie Miller
                                                    Sard Verbinnen & Co.
                                                    (212) 687-8080


                         CENTRAL GARDEN & PET WELCOMES
                        MONSANTO AGREEMENT WITH SCOTTS

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        LAFAYETTE, CALIFORNIA, June 26, 1998 -- Central Garden & Pet Company
(NASDAQ:CENT) -- master agent/distributor for Solaris products nationwide, including the Ortho, Roundup and GreenSweep lawn and garden products -- today welcomed Monsanto Company's announced sale of Ortho to The Scotts Company (NYSE:
SMG), and an agreement for Scotts to market Roundup.

        Said William E. Brown, Chairman and Chief Executive Officer, "We're pleased that Scotts -- with whom we have had an excellent relationship for many years on Miracle-Gro/R/ and other brands -- has emerged as the buyer of Ortho and steward of the Roundup brand. Scotts is a proven builder of excellent brands and consumer products for lawn and garden and other businesses and we look forward to the likelihood of expanding our relationship with them."

        Under its 1995 agreement with Solaris, Central -- as master agent/ distributor for Solaris products -- maintains a nationwide network of sub-distributors carrying Solaris products, and provides a wide range of value-added services to Solaris retailers including logistics, order processing and fulfillment, inventory distribution and merchandising. The agreement continues until September 30, 1999.

        "While we have enjoyed a good and mutually productive relationship with Solaris over the past few years, we had indicated to Solaris our interest in achieving modifications to the contract that we believe would have been in the best interests of both parties. At the appropriate time, we intend to discuss our ideas with Scotts."

                                    -more-
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        Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store service and display building and sales program development. Central also offers lines of proprietary branded products which include Pennington/R/, Kaytee/R/, TFH/R/, Zodiac/R/, and Four Paws/R/ pet products, Island/R/ aquariums, Matthews/R/ redwood products and Grant's/R/ ant control products.


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